Exhibit 99.1

                 SPECTRUM CONTROL REPORTS SECOND QUARTER PROFIT

                      Revenues Increase 20% from a Year Ago
            Strong Growth in RF and Microwave Components and Systems

                          Spectrum Control, Inc. (SPEC)
                  (Numbers in Thousands, Except Per Share Data)

                       2nd Quarter                                  2nd Quarter
                          Ended                                        Ended
                        5/31/2005         YTD         5/31/2004         YTD
                       ------------   ------------   ------------   ------------
Sales                  $     25,882   $     47,024   $     21,484   $     38,609
Net Income             $      1,322   $      1,929   $      1,528   $      2,140
Average Shares               13,161         13,158         13,176         13,163
EPS                    $       0.10   $       0.15   $       0.12   $       0.16

        Fairview, PA, June 16, 2005 ----- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the second quarter ended May 31, 2005.

        For the second quarter of fiscal 2005, the Company reported net income of $1,322,000 or 10 cents per share on sales of $25,882,000, compared to net income of $1,528,000 or 12 cents per share on sales of $21,484,000 for the same period last year. For the first half of fiscal 2005, the Company had net income of $1,929,000 or 15 cents per share on sales of $47,024,000. For the comparable period of 2004, the Company had net income of $2,140,000 or 16 cents per share on sales of $38,609,000.

        Dick Southworth, the Company's President and Chief Executive Officer, commented, "During the second quarter of fiscal 2005, our sales increased by $4.4 million or 20.5% from the same period last year. In addition to $6.0 million of shipments being generated by the impact of our two recent acquisitions (Amplifonix, Inc. in February 2005 and the Components Business Unit of REMEC, Inc. in October 2004), sales of RF and microwave components and systems grew by approximately $600,000 from a year ago. Demand for these products in military/aerospace applications remains strong. Sales of our power management systems increased in the second quarter of 2005 by $1.4 million compared to the same period last year. These advanced systems (which we developed internally and began introducing to the marketplace during the last few years) are primarily used in infrastructure equipment for telecommunications, computer networks, and certain military applications. Shipments of our signal and power integrity products were down $3.6 million from a year ago, reflecting poor market conditions throughout the passive electronic components industry. The strength of our RF and Microwave Components and Systems Business, as well as our Power Management Systems Business, reaffirms our strategic plan of product expansion and market diversification. Accordingly, we are very confident that our Company is well-positioned for continued sales growth and greater profitability".

Quarter Highlights

     o Second quarter 2005 sales were up $4.7 million or 22.4% from the first quarter of 2005, and net income was up $715,000 or nearly 118.0% from the current year first quarter.

     o In the second quarter of 2005, our gross margin was 25.3% of sales compared to 30.5% of sales for the same quarter last year. This decline in gross margin percentage primarily reflects additional manufacturing overhead costs from: the ongoing integration and consolidation of our recent acquisitions; poor absorption of fixed manufacturing overhead resulting from the decline in revenue of our signal and power integrity components business; and expenses incurred to support the current and planned future growth of our RF and microwave components and systems business. While these factors are negatively impacting our current gross margins, as we further integrate our recent business acquisitions, we expect to improve operating efficiencies and reduce costs through better manufacturing capacity utilization.

     o Despite additional working capital requirements, we generated $1.1 million of net operating cash flow during the first half of fiscal 2005. After expending $10.4 million of cash in February 2005 for the acquisition of Amplifonix, our cash and cash equivalents were $6.7 million at May 31, 2005, our current ratio was 5.68 to 1.00, our total borrowed funds were only $1.7 million, and our total debt to equity was 0.17 to 1.00.

     o Total customer orders received in the second quarter of 2005 amounted to $27.1 million, an increase of $5.3 million or approximately 24.0% from both a year ago and the first quarter of fiscal 2005.

     o    The book-to-bill ratio in the second quarter of 2005 was 1.05 to 1.00.

BUSINESS SEGMENT DISCUSSION

        Our operations are currently conducted in three reportable segments: signal and power integrity components; RF and microwave components and systems; and power management systems.

        Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference ("EMI") filters, filter plates, filtered connectors, specialty ceramic capacitors, power entry modules, power line filters, and our recently developed motor line feed thru ("MLFT") filters. Sales of signal and power integrity components for the second quarter and first half of fiscal 2005 were $13.6 million and $25.8 million, respectively, compared to the second quarter and first half of fiscal 2004 sales of $17.2 million and $31.9 million, respectively. In fiscal 2005, product sales for this business segment have been negatively impacted by the overall weak market conditions throughout the passive electronic components industry. Although these market conditions have recently demonstrated some signs of improvement, the current business environment for passive components remains unpredictable.

        Our RF and Microwave Components and Systems Business (formerly known as our Frequency Control Products Group) designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguides, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and systems. Sales for this business segment were $10.2 million in the current quarter, up $6.6 million from the same period last year. Of this $6.6 million increase, $6.0 million was generated by the impact of our two recent acquisitions. Although our RF and microwave components and systems are used in numerous industries and applications, sales in the military/aerospace sector have been particularly strong throughout fiscal 2005.

        Our Power Management Systems Business designs and manufactures circuit breaker panels, custom power outlet strips, and our Smart Start power management systems. Sales of these products amounted to $2.1 million in the second quarter of 2005, compared to $699,000 in the second quarter of 2004. For the first half of fiscal 2005, sales of our power management systems were $3.5 million, up $2.2 million from a year ago. These advanced systems are used in various infrastructure equipment including wireless base stations, optical networks, IT hubs, data centers, and certain military applications. Since the introduction of these products a few years ago, we have begun to gain customer recognition and market share.

CURRENT BUSINESS OUTLOOK

        Mr. Southworth stated, "Overall market conditions remain unpredictable, with extremely short lead times and limited visibility from customers. Based on our current assessment of customer demand and our existing customer order backlog, we presently expect our 2005 third quarter sales to be $26.0 to $26.5 million. If this shipment level is attained in the third quarter, we would expect our profitability to be approximately 10 to 11 cents per share. For the third quarter last year, we had total consolidated sales of $20.2 million and earnings of eight cents per share. On a long-term basis, we firmly believe that the Company is strategically positioned for dynamic growth and enhanced shareholder value," he concluded.

FORWARD-LOOKING INFORMATION

        This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

        Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

        Spectrum Control, Inc. will host a teleconference to discuss its second quarter results on Thursday, June 16, 2005, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through June 17, 2005 at 877-660-6853, access account 286, conference 156826, or for 30 days over the Internet at the Company's website.

ABOUT SPECTRUM CONTROL

        Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

        CORPORATE HEADQUARTERS            INVESTOR RELATIONS
        8031 Avonia Road                  John P. Freeman, Senior Vice President
        Fairview, PA  16415               and Chief Financial Officer
        Phone:  814/474-2207              Spectrum Control, Inc.
        Fax:  814/474-2208                Phone:  814/474-4310

                     SPECTRUM CONTROL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                          (Dollar Amounts in Thousands)

                                                        May 31,     November 30,
                                                         2005           2004
                                                     ------------   ------------
ASSETS

Current assets
   Cash and cash equivalents                         $      6,670   $     17,535
   Accounts receivable, net                                17,479         15,484
   Inventories                                             16,918         15,372
   Prepaid expenses and other current assets                2,962          2,471
                                                     ------------   ------------

        Total current assets                               44,029         50,862

Property, plant and equipment, net                         17,955         15,966

Noncurrent assets
   Goodwill                                                26,702         22,019
   Other                                                    4,036          2,502
                                                     ------------   ------------

        Total assets                                 $     92,722   $     91,349
                                                     ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable                                  $      4,726   $      4,238
   Accrued liabilities                                      2,641          3,943
   Current portion of long-term debt                          390            390
                                                     ------------   ------------

        Total current liabilities                           7,757          8,571

Long-term debt                                              1,346          1,716

Deferred income taxes                                       4,632          4,220

Stockholders' equity                                       78,987         76,842
                                                     ------------   ------------

        Total liabilities and stockholders' equity   $     92,722   $     91,349
                                                     ============   ============

                     SPECTRUM CONTROL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                  (Amounts in Thousands Except Per Share Data)

                                                     Three Months Ended          Six Months Ended
                                                           May 31,                   May 31,
                                                   -----------------------   -----------------------
                                                      2005         2004         2005         2004
                                                   ----------   ----------   ----------   ----------
Net sales                                          $   25,882   $   21,484   $   47,024   $   38,609

Cost of products sold                                  19,340       14,933       35,559       27,658
                                                   ----------   ----------   ----------   ----------

Gross margin                                            6,542        6,551       11,465       10,951

Selling, general and
  administrative expense                                4,442        4,100        8,399        7,536
                                                   ----------   ----------   ----------   ----------

Income from operations                                  2,100        2,451        3,066        3,415

Other income (expense)
      Interest expense                                    (38)         (28)         (76)         (57)
      Other income and expense, net                       111           45          182           97
                                                   ----------   ----------   ----------   ----------
                                                           73           17          106           40
                                                   ----------   ----------   ----------   ----------

Income before provision
   for income taxes                                     2,173        2,468        3,172        3,455

Provision for income taxes                                851          940        1,243        1,315
                                                   ----------   ----------   ----------   ----------

Net income                                         $    1,322   $    1,528   $    1,929   $    2,140
                                                   ==========   ==========   ==========   ==========

Earnings per common share :
      Basic                                        $     0.10   $     0.12   $     0.15   $     0.16
                                                   ==========   ==========   ==========   ==========
      Diluted                                      $     0.10   $     0.12   $     0.15   $     0.16
                                                   ==========   ==========   ==========   ==========

Average number of common
   shares outstanding :
      Basic                                            13,059       13,013       13,047       12,996
                                                   ==========   ==========   ==========   ==========
      Diluted                                          13,161       13,176       13,158       13,163
                                                   ==========   ==========   ==========   ==========

                     SPECTRUM CONTROL, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                     Three Months Ended          Six Months Ended
                                                           May 31,                   May 31,
                                                   -----------------------   -----------------------
                                                      2005         2004         2005         2004
                                                   ----------   ----------   ----------   ----------
Selected Financial Data,
  as a Percentage of Net Sales :

        Net sales                                       100.0%       100.0%       100.0%       100.0%
        Cost of products sold                            74.7         69.5         75.6         71.6
                                                   ----------   ----------   ----------   ----------
        Gross margin                                     25.3         30.5         24.4         28.4
        Selling, general and
          administrative expense                         17.2         19.1         17.9         19.5
                                                   ----------   ----------   ----------   ----------
        Income from operations                            8.1         11.4          6.5          8.9
        Other income (expense)
            Interest expense                             (0.1)        (0.1)        (0.2)        (0.2)
            Other income and expense, net                 0.4          0.2          0.4          0.2
                                                   ----------   ----------   ----------   ----------
        Income before provision for
          income taxes                                    8.4         11.5          6.7          8.9
        Provision for income taxes                        3.3          4.4          2.6          3.4
                                                   ----------   ----------   ----------   ----------
        Net income                                        5.1%         7.1%         4.1%         5.5%
                                                   ==========   ==========   ==========   ==========

Selected Operating Segment Data :
(Dollar Amounts in Thousands)

        Signal and power integrity components :
              Customer orders received             $   13,210   $   17,871   $   24,675   $   32,117
              Net sales                                13,589       17,189       25,830       31,854

        RF and microwave components
          and systems :
              Customer orders received                 11,782        3,417       19,920        5,591
              Net sales                                10,159        3,596       17,702        5,440

        Power management systems :
              Customer orders received                  2,131          583        4,302        1,378
              Net sales                                 2,134          699        3,492        1,315